EXHIBIT 10.1

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. Omitted information, marked “[*]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

AMENDMENT NO. 3 TO ZINC

OXIDE SUPPLY AGREEMENT

THIS AMENDMENT NO. 3 TO ZINC OXIDE SUPPLY AGREEMENT is entered into as of September 30, 2012 by and between BASF CORPORATION, a Delaware corporation (“BASF”) and NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (“Nanophase”).

RECITALS

A. Nanophase and BASF (as successor-in-interest to Sun Smart, Inc.) entered into that certain Zinc Oxide Supply Agreement, dated September 16, 1999 (the “Agreement”), as amended by that certain Amendment No. 1 to Zinc Oxide Supply Agreement dated January 2001 and Amendment No. 2 to Zinc Oxide Supply Agreement dated March 17, 2003 (collectively the “Amendments”).

B. BASF and Nanophase desire to amend the Agreement and Amendments as set forth herein.

NOW THEREFORE, BE IT RESOLVED, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The “Triggering Event” set forth in Section 5.01(e)(i) of the Agreement, as amended by Paragraph 1 of Amendment No. 2 to the Agreement, is hereby further amended to temporarily delete the language in Section 5.01(e)(i) of the Agreement and Paragraph 1 of Amendment No. 2 and replace it with the following language:

“(i) Earnings of Nanophase for the twelve month period ending on the date of Nanophase’s most recent published quarterly financial statements (calculated in accordance with generally accepted accounting principles applied on a consistent basis) shall be less than $0 and cash, cash equivalents of Nanophase at the end of such period (calculated in accordance with generally accepted accounting principles applied on a consistent basis) shall be less than $1,000,000;”

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. Omitted information, marked “[*]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

2. Section 1.04 (f) of the Agreement is hereby amended to delete the language in that section and replace it with the following language:

“The pricing set forth in Exhibit B will be subject to increases or decreases based upon changes in Nanophase’s costs for electricity, labor, and Zinc metal, as set forth in Exhibit C.”

3. Exhibit C of the Agreement is hereby amended to delete the language in Exhibit C and replace it with the following language:

“Beginning January 1, 2010, the pricing set forth in Exhibit B shall be subject to changes in Nanophase’s electricity, labor, and Zinc metal costs as follows:

1. For Zinc Metal: If Nanophase’s cost of Zinc metal exceeds $[*]/kg, [*]% of the cost per kilogram above $[*]/kg will be added to all Zinc-based products sold to BASF as a Zinc Surcharge. If Nanophase’s cost of Zinc metal falls below $[*]/kg, [*]% of the cost per kilogram below $[*]/kg will be deducted from all Zinc-based products sold to BASF as a Zinc Credit. If Nanophase’s cost of Zinc metal exceeds $[*]/kg, [*]% of the cost per kilogram above $[*]/kg will be added to all Zinc-based products sold to BASF as a Zinc Surcharge. Pricing adjustments will be made approximately 30 days after the purchase of the Zinc metal by Nanophase. Although Nanophase intends to purchase Zinc metal once per quarter to service BASF’s Rolling Forecasted product requirements, the frequency of such Nanophase purchases may change from time to time at Nanophase’s discretion. Nanophase agrees to consult with BASF Procurement 15 days prior to any Zn metal purchases.

2. For Electricity: If Nanophase’s average annual electricity costs for a current year (defined as the average cost per consistent unit of electricity, such as USD per megawatt hour, for as many of the twelve (12) calendar months as such data is available before setting pricing for the following year) increase or decrease by [*]% or more compared to the same period of the previous year, [*]% of the change in cost will be added to or subtracted from the current pricing table for uncoated nanocrystalline formulations of zinc oxide, on a per kilogram basis. Electricity prices will be fixed without further adjustment for twelve (12) months after such prices become effective, as of the 1st day of January following the year of measure, unless otherwise agreed by both parties.

3. For Labor: If the Average Hourly Wages reported in the U.S. Government Monthly Labor Report for non-farm jobs increase or decrease, [*]% of the change in such labor cost will be added to or subtracted from the current pricing table for uncoated nanocrystalline formulations of Zinc oxide, on a per kilogram basis. Labor prices will be fixed without further adjustment for twelve

(12) months after such prices become effective, as of the 1st day of January following the adjustment, unless otherwise agreed by both parties.”

4. All other terms and conditions of the Agreement and the Amendments shall remain in full effect in accordance with their terms

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Nanophase Technologies Corporation		BASF Corporation

By:	/s/ Jess Jankowski	By:	/s/ Mark Miller
Name:	Jess Jankowski	Name:	Mark Miller
Title:	President and CEO	Title:	Vice President
Date: 11-13-2012		Date: 12-2-2012